Exhibit 10.18

February 21, 2010

Joe Girling

London

Dear Joe:

This letter corrects an office error in the 2010 compensation letter I provided you last month. Your commission is reflected in US dollars and the other elements of your compensation are stated in GBPs. Unfortunately the original letter had the wrong currency symbol on the Commission element and the total 2010 Compensation.

The correct data is:

	2010	2009
Annual Base Salary	£116,640	£108,000
Quarterly Bonus	£2,500	£2,000
Commission OTE	$152,460	$145.200

Total 2010 Compensation	£222,567	£207,321

Please accept my apologies for the error. As explained above this letter replaces any previous letter or communication regarding your 2010 compensation.

All the best,

/s/ Maureen McGovern
Maureen McGovern
Vice President of Human Resources

cc:	Gal Trifon